EXHIBIT 1.02

TIFFANY & CO.
CONFLICT MINERALS REPORT

This Conflict Minerals Report of Tiffany & Co. and its subsidiary companies (collectively, the “Company”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), for the reporting period January 1, 2013 to December 31, 2013.

Rule 13p-1 and Form SD require companies to disclose certain information regarding products that they manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the “Conflict Minerals”), excepting Conflict Minerals that, prior to January 31, 2013, were outside the supply chain; (b) those Conflict Minerals are necessary to the functionality or production of those products; and (c) those Conflict Minerals originated in the Democratic Republic of the Congo or in a country that shares an internationally recognized border with the Democratic Republic of the Congo (the “Covered Countries”).

Section 1.	Introduction

This Conflict Minerals Report provides a description of the measures that the Company has taken to exercise due diligence with respect to the Conflict Minerals contained in the finished goods that it manufactured either internally (“directly”) or pursuant to procurement arrangements with third-party manufacturers (“indirectly”) during 2013.

The objective of the Company’s due diligence measures was to identify the source and chain of custody of the Conflict Minerals used in finished goods manufactured directly or indirectly by the Company during 2013.

The finished goods that were the focus of the Company’s due diligence measures were those that, at the time they entered the Company’s inventory for sale to the Company’s customers:

•	Contained one or more Conflict Minerals that were supplied to the Company by a vendor who did not respond to the Company’s sourcing inquiries; or

•
Contained one or more Conflict Minerals that were supplied to the Company by a vendor whose responses to the Company’s sourcing inquiries were insufficient to form the basis for a reasonable belief that none of those Conflict Minerals originated in a Covered Country.

These finished goods are collectively referred to as the “Covered Products” for the purposes of this Conflict Minerals Report. In this Conflict Minerals Report, third-party manufacturers who supply the Company with finished goods and vendors who supply the Company with raw materials, components and fabricated goods used in the Company’s internal manufacturing are referred to collectively as “vendors”.

Based on the results of the Company’s due diligence efforts described herein, the Company has classified five product categories, which are comprised of the Covered Products, as “DRC conflict undeterminable” for 2013. These product categories are as follows:

•	eyewear

•	flatware

•	leather accessories

•	internally manufactured hollowware (e.g., serving dishes, table accessories and recognition awards substantially made of silver, but manufactured using solder that, in some cases, contains tin)

•	watches

As discussed below, the Company also considered whether Conflict Minerals could be introduced into finished goods after manufacture was completed and they entered the Company’s inventory, but before or in connection with a sale to a customer, through repairs to damaged stock inventory or customer-requested alterations made in connection with a sale. The Company performed due diligence with respect to these pre-sale and concurrent-with-sale repairs and alterations as described below.

Section 2.	Design of the Company’s Due Diligence Measures

The Company designed its due diligence measures to conform in all material respects with the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas (Second Edition), including the related supplements on gold, tin, tantalum and tungsten.

Section 3.	Due Diligence Measures Performed by the Company

Step 1.	The Establishment of Strong Management Systems

The Company generally manages risk in its supply chain by maintaining active and structured relationships with its vendors, through the use of measures that include vendor contracts, vendor questionnaires, the Company’s Vendor Manual, which is an educational and training tool and mandate for vendors, and the Company’s Social Accountability Program, which supports vendor compliance with the Company’s Vendor Code of Conduct and incorporates Company risk assessments, vendor self-assessments and external audits of vendors.

The Company established a working group to manage the Company’s Conflict Minerals compliance program (the “Working Group”). The Working Group was comprised of representatives from departments across the Company, including legal, supply management, internal audit, treasury, quality management, manufacturing, corporate social responsibility, finished goods development, after sales service, and specific finished goods product teams. Beginning in 2012, the Working Group conducted regular meetings, during which the group developed and oversaw the Company’s approach to due diligence on the source and chain of custody of the Conflict Minerals contained in the Covered Products. The Working Group consulted frequently with subject matter specialists throughout the Company who had in-depth knowledge with regard to specific categories of finished goods and the manufacturing of those goods (the “Subject Matter Specialists”).

The Working Group’s efforts were also informed by its members’ review of relevant materials from various industry sources, including the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”), the London Bullion Market Association, and the Responsible Jewellery Council. Certain members of the Working Group also conducted independent research on Conflict Minerals sourcing and participated in training programs and forums conducted by third-party advisors and consultants.

By the end of 2012, the Working Group had informed the Company’s Subject Matter Specialists, who work most closely with the Company’s vendors and service providers (as defined in footnote 1 below), of the adoption of Rule 13p-1 and had discussed with these individuals their responsibilities with respect to the Company’s compliance process. The Subject Matter Specialists also assisted the Working Group in identifying the vendors and service providers that were potential sources of raw materials, components, fabricated materials and finished goods (collectively “applicable products”) at risk of containing Conflict Minerals. The Company advised those vendors of the adoption of Rule 13p-1 and the Company’s commitment to compliance.

The Company requested and obtained information from its vendors and service providers regarding the use and origin of Conflict Minerals in applicable products supplied to the Company or used in pre-sale and concurrent-with-sale repairs and alterations through a survey that incorporated questions set forth in the conflict minerals reporting template developed by the EICC/GeSI Extractives Working Group and other questions the Working Group deemed relevant due to the nature of the Company’s supply chain. The Working Group created the survey and a related management reporting dashboard, discussed in more detail below, to implement a system of supply chain controls and transparency.

The Company’s Conflict Minerals due diligence documentation is subject to the Company’s document retention policy, which mandates a five-year retention period for documents pertaining to the Company’s Conflict Minerals compliance program.

In 2013, the Company enhanced its vendor onboarding process to establish a mechanism for informing all potential new vendors and service providers of Rule 13p-1, and the Company’s commitment to compliance. The enhanced process included surveying potential vendors and service providers to inquire whether they will provide the Company with applicable products that contain Conflict Minerals and, if so, to identify the source of those Conflict Minerals. The Company intends to hire, in 2014, a full-time employee to oversee the Company’s vendor compliance programs, including the Company’s Conflict Minerals compliance process.

The Company’s Board of Directors (the “Board”) has also adopted a Conflict Minerals policy, which, among other provisions, sets forth the Company’s expectations that its vendors and service providers will complete annual training on the policy, annually submit a Conflict

Minerals survey and source from a smelter or refiner that has obtained a “conflict-free” designation by a recognized industry group that requires an independent private sector audit or from an individual processing facility that has obtained an independent private sector audit that is publicly available.

Such smelters and refiners would include those that (a) received a “DRC Conflict Free” designation from the Conflict-Free Smelter Program of the Conflict-Free Sourcing Initiative; (b) are included on the “Good Delivery” list of the London Bullion Market Association; and/or (c) are certified pursuant to the Responsible Jewellery Council’s Chain-of-Custody Standard. In this Conflict Minerals Report, the term “Three Conflict-Free Smelter Programs” is used to refer collectively to the program, list and standard described in the preceding sentence.

The Company’s Conflict Minerals policy also includes a grievance mechanism that provides a means for parties to report concerns about Conflict Minerals sourcing matters.

The Board and relevant members of the Company’s senior management received periodic reports on the Working Group’s progress and exercised an oversight function with respect to the Company’s Conflict Minerals compliance process.

Step 2.	Assessment of Risk in the Company’s Supply Chain

The Working Group evaluated the risk that Conflict Minerals were contained in the Company’s finished goods at two points in the finished goods lifecycle, considering whether (1) the finished goods may have contained Conflict Minerals as a result of the manufacturing process (i.e., at the time the manufactured finished goods entered the Company’s inventory) and (2) Conflict Minerals may have been introduced into the finished goods, after they had entered the Company’s inventory, as a result of pre-sale or concurrent-with-sale repairs and alterations.1

During its reasonable country of origin inquiry (as described in Form SD), the Working Group identified the vendors that were at risk of supplying the Company with applicable products that contain Conflict Minerals. The Company then disseminated the survey described above to these vendors and to the service providers.

The survey was designed to provide, and resulted in, information with regard to which vendors and service providers sourced from smelters or refiners that have been designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs. The Working Group drew on the results of the survey to attempt to identify the smelters and refiners from which the Conflict Minerals contained in the Company’s finished goods originated and to further assess the
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1 In this analysis, the Working Group considered the impact on the Company’s finished goods of services provided by independent third-party repair service providers (the “service providers”). These service providers primarily perform after-sale service on customer-owned merchandise. However, the service providers may also, on occasion, perform alterations to finished goods in connection with an initial sale at the request of a customer (e.g., ring sizing) or perform repairs on damaged stock inventory, as needed.  These services, to the extent that they involve augmentation of finished goods (e.g., through the addition of metal for sizing or the use of solder for repair), represent a distinct phase of the finished goods lifecycle.

risk that the sourcing of these Conflict Minerals may have directly or indirectly financed armed groups in the Covered Countries.

The Company also reviewed each survey response for completeness and to determine the reliability and reasonableness of the information provided through the application of certain logical tests (the “red flag review”).2 The Company then engaged further with vendors and service providers who, on the basis of the red flag review, were identified as requiring further inquiry.

As a result of this risk assessment process, the Company:

•
determined that it should, to more fully understand its supply chain risk, consider that Conflict Minerals might be introduced into finished goods after manufacture was completed and they entered the Company’s inventory, through customer-requested alterations made in connection with a sale or through the repair of damaged stock inventory;

•	noted that it did not receive a survey response from all applicable vendors and service providers (the “Non-Responsive Vendors”);

•	considered that the Conflict Minerals introduced in the Company’s finished goods by a Non-Responsive Vendor could have originated in a Covered Country;

•
determined that the sourcing information provided by certain vendors and service providers (the “Designated Vendors”) was insufficient to form the basis for a reasonable belief that none of the Conflict Minerals contained in the applicable products provided by such vendors or introduced by such service providers originated in a Covered Country; and

•
noted that certain of the Designated Vendors either could not identify specific smelters or refiners as the source of their Conflict Minerals or identified smelters or refiners that were not designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs.

Step 3.	Design and Implementation of Strategies to Respond to Identified Risks

Based on the outcome of the risk assessment described in Step 2 above, the Company identified one Non-Responsive Vendor (a service provider) and nine Designated Vendors (together, the “Diligenced Vendors”) for which further due diligence was required. The identified Designated Vendors were comprised not only of vendors that supplied the Company with applicable products used in the Company’s direct and indirect manufacturing processes and contained in the Company’s finished goods at the time they entered the Company’s inventory, but also included service providers that provided or supported pre-sale or concurrent-with-sale repairs and alterations for finished goods at the time they were already within the Company’s inventory.
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[2] The red flag review included, for example, tests such as: (i) cross-checking the responses of vendors and service providers that identified common suppliers; (ii) reviewing the completeness and internal consistency of responses; (iii) reviewing other information known by the Company with regard to vendors and service providers, including the results of previous Social Accountability Program risk assessments and audits; and (iv) evaluating the geographic proximity of vendors and service providers and their identified smelters, refiners and/or mine sources.

As part of its effort to mitigate the risk that the sourcing of Conflict Minerals used in the Company’s finished goods may have directly or indirectly financed armed groups in the Covered Countries, the Working Group followed up with the Diligenced Vendors to seek to determine the source and chain of custody of the Conflict Minerals used in the Company’s finished goods. This follow-up included not only repeated inquiries to the Non-Responsive Vendor, but also telephonic and written communications with each Designated Vendor. The Company utilized a template to guide its engagement with the Designated Vendors, although the exact scope and nature of the Company’s communication with each vendor was also guided by information obtained from consultations with the Subject Matter Specialists.

In those instances where the Company’s direct vendors named suppliers that were also direct vendors to the Company, the Working Group confirmed the sourcing information provided by the Company’s direct vendors through engagement with the direct vendors’ underlying suppliers.

The Working Group has tracked and recorded its engagement efforts and documented responses. As part of its documentation efforts, the Working Group developed a management reporting dashboard, which was updated weekly to summarize the results of the risk assessment and risk response processes and to keep relevant members of the Company’s management informed as to the status of the Company’s Conflict Minerals compliance process.

Step 4.	Independent Third-Party Audits of Company’s Supply Chain

Based on the Company’s position in the supply chain, the Company does not conduct or commission independent third-party audits of the smelters and refiners from which its vendors and service providers source Conflict Minerals. However, as discussed above, in creating and implementing its Conflict Minerals compliance program, the Company relies on certain industry initiatives, such as the Three Conflict-Free Smelter Programs, for independent third-party audit information.

Step 5.	Reporting on Supply Chain Due Diligence

With the preparation and submission of this Conflict Minerals Report, the Company has provided a public report of its due diligence measures with regard to the sourcing of Conflict Minerals. A copy of this report is available at http://investor.tiffany.com/governance.cfm.

Pursuant to Rule 13p-1, the Company will prepare and submit a Conflict Minerals Report each year, as required.

Additional information on the Company’s responsible sourcing practices is available at www.tiffany.com/sustainability.

Section 4.	Product Categorization; Result of Due Diligence

Based on the information provided by vendors for 2013, and after exercising the due diligence measures described above, the Company could not, with respect to five vendors who supplied the Company with Conflict Minerals used in Covered Products in 2013, form the basis for a reasonable belief that none of those Conflict Minerals originated in a Covered Country. As a result of this assessment and the Company’s further inability to ascertain whether such Conflict Minerals in the Covered Products may have directly or indirectly financed armed groups in the Covered Countries, the Company was unable to determine whether the Covered Products containing those Conflict Minerals qualify as “DRC Conflict Free,” as defined under Rule 13p-1. Accordingly, the Company has classified the Covered Products as “DRC conflict undeterminable” for the 2013 reporting period (such products, the “DRC Conflict Undeterminable Products”).

The Company believes that, to the extent reasonably determinable by the Company through its due diligence process, the facilities that were used to process the Conflict Minerals contained in the DRC Conflict Undeterminable Products included the smelters and refiners listed below:

Covered Product	Smelters or Refiners
Eyewear[3]	Cabro SPA
Metalor Technologies SA*
Flatware	Banka Tin
Cooper Santa
CV United Smelting
CV DS Jaya Abadi
EM Vinto
Funsur
Malaysia Smelting Corp*
Metallo Chimique
Minsur S.A. Tin Metal*
OMSA*
PT Stanindo Inti Perkasa
PT Timah*
PT Tinindo Inter Nusa
Taboca*
Thailand Smelting and Refining Co. Ltd.
Thaisarco*
Yunnan Chengfeng Non-Ferrous Metals Co Ltd
Yuntinic Resources Inc.
Internally Manufactured Hollowware	Banka Tin
Cooper Santa
CV United Smelting
CV DS Jaya Abadi
EM Vinto
Funsur
Malaysia Smelting Corp*
Metallo Chimique
Minsur S.A. Tin Metal*
Mutual Metals Inc.
OMSA*
PT Stanindo Inti Perkasa
PT Timah*
PT Tinindo Inter Nusa
Taboca*
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[3] The vendors that supplied the Company with eyewear applicable products reported the listed smelters and refiners as sources of gold in these applicable products, but did not identify the smelters or refiners from which they sourced tin contained in the eyewear applicable products.

Thailand Smelting and Refining Co. Ltd.
Thaisarco*
Yunnan Chengfeng Non-Ferrous Metals Co Ltd
Yuntinic Resources Inc.
Leather Accessories	Faggi Enrico
ItalFimet
Watches[4]	Argor-Heraeus SA*
Cendres + Métaux SA*
PX Précinox SA*
Valcambi S.A.*
*Indicates smelters or refiners that have been designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs.

Based on the information obtained through the due diligence process, the Company does not have sufficient information to determine the country of origin of the Conflict Minerals in the DRC Conflict Undeterminable Products.

The Company’s efforts to determine the mine of origin for the Conflict Minerals contained in the DRC Conflict Undeterminable Products with the greatest possible specificity consisted of the due diligence measures described in this Conflict Minerals Report. For those Conflict Minerals in the DRC Conflict Undeterminable Products that originated from a smelter or refiner designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs, the Working Group also contacted the industry groups maintaining these programs to seek information about the mine of origin for the Conflict Minerals processed by each such smelter or refiner.

As discussed above, the Working Group also considered whether Conflict Minerals could be introduced into finished goods sold by the Company after manufacture was completed and they entered the Company’s inventory, but before or in connection with a sale to a customer, through repairs to damaged stock inventory or customer-requested alterations made in connection with a sale. As a result of its risk assessment, the Working Group concluded that Conflict Minerals were introduced, on a limited basis, in connection with such repairs and customer alteration requests.

Accordingly, in order to more fully understand the impact of Conflict Minerals on its finished goods, the Company exercised the same due diligence procedures with respect to Diligenced Vendors that were service providers that it exercised with respect to Diligenced Vendors that provided the Company with applicable products used in the Company’s direct and indirect manufacturing processes. As a result of its due diligence, with respect to five of the service providers, the Company could not form a basis for a reasonable belief that none of the Conflict Minerals that may have been introduced into the finished goods by such service providers as a
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[4] The vendors that supplied the Company with watch applicable products reported the listed smelters and refiners as sources of gold in these applicable products, but did not identify the smelters or refiners from which they sourced tin, tantalum and tungsten contained in the watch applicable products.

result of pre-sale or concurrent-with-sale repairs and alterations originated in a Covered Country.5

Section 5. Anticipated Future Actions

In the coming year, the Company expects to take the following steps, among others, to refine and improve its due diligence measures and to further mitigate the risk that the Conflict Minerals utilized by the Company in its direct or indirect manufacturing processes may directly or indirectly finance armed groups in the Covered Countries:

•
implementing the Company’s Conflict Minerals policy, including through efforts to educate vendors and service providers as to the Company’s expectations and by making available the identified grievance mechanisms, in each case as set forth in the policy;

•
creating and distributing enhanced training materials concerning the Company’s Conflict Minerals policy and compliance process to Company employees who are most involved in the vendor selection and management processes;

•	further developing the new vendor onboarding process to improve the mechanism by which potential vendors and service providers are evaluated for compliance with the Company’s Conflict Minerals policy;

•
working with the Company’s Director of Global Vendor Compliance to enhance and refine the Company’s vendor compliance programs and to more extensively incorporate Conflict Minerals sourcing and disclosure into these programs;

•
continuing to engage directly with the Company’s vendors and service providers in order to identify the source and chain of custody of Conflict Minerals contained in applicable products supplied to the Company or potentially introduced into finished goods as a result of pre-sale or concurrent-with-sale alterations and repairs; and

•
continuing to participate in industry training initiatives and informational forums as a means of promoting the responsible sourcing of Conflict Minerals and the development of “conflict free” supply chains.

Section 6. Independent Private Sector Audit

For the 2013 reporting period, the Company has classified the Covered Products as “DRC conflict undeterminable.” No independent private sector audit is therefore required.

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[5] These service providers provided or supported alteration and repair services for finished goods sold in two Company stores in Australia, three stores in the State of Florida in the United States, and all of the Company’s stores in the Czech Republic and Japan.